Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

January 25, 2024

ESGEN Acquisition Corporation

5956 Cherry Lane, Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as counsel to ESGEN Acquisition Corporation, a Cayman Islands exempted company with limited liability (“ESGEN”), in connection with the Domestication and other transactions contemplated by the business combination agreement (the “Initial Business Combination Agreement”), dated as of April 19, 2023, by and among ESGEN, Sunergy Renewables, LLC, a Nevada limited liability company, ESGEN OpCo, LLC, a Delaware limited liability company and wholly owned subsidiary of ESGEN, the Sunergy equityholders set forth on the signature pages thereto, ESGEN LLC, a Delaware limited liability company, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative as amended by the First Amendment thereto, dated as of January 24, 2024 (the “First Amendment” and together with the Initial Business Combination Agreement, the “Amended Business Combination Agreement”), by and between ESGEN and Sunergy. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Amended Business Combination Agreement.

At your request, and in connection with the filing of the Form S-4 by ESGEN with the Securities and Exchange Commission (File No. 333-274551) (the “Registration Statement”), which includes the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax considerations.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Amended Business Combination Agreement and the documents referenced therein; (ii) the Registration Statement; and (iii) such other documents, information and materials as we have deemed necessary or appropriate.

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ESGEN Acquisition Corporation

January 25, 2024

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Amended Business Combination Agreement, and any other documents reviewed by us, have acted and will act in accordance with the terms of the Amended Business Combination Agreement and such other documents; (2) the Domestication and the other transactions described in the Amended Business Combination Agreement will be consummated pursuant to and in accordance with the terms and conditions set forth in the Amended Business Combination Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of ESGEN and any other Person in the Amended Business Combination Agreement and the documents referenced therein, and the Registration Statement are and, at all times up to the Closing, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of ESGEN and any other Person in the Amended Business Combination Agreement and the documents referenced therein, and the Registration Statement that are qualified by the knowledge, intention, expectation and/or belief of any person or entity are and, at all times up to the Closing, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to the Closing, there will be no plan, intention, understanding or agreement; and (6) ESGEN and all other relevant Persons will report the Domestication for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the Closing, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Domestication is consummated other than in accordance with the terms and conditions set forth in the Amended Business Combination Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

ESGEN Acquisition Corporation

January 25, 2024

Based upon and subject to the foregoing and the limitations and qualifications set forth herein and in the Registration Statement, the discussion in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders” constitutes our opinion as to the material U.S. federal income tax consequences of the Domestication to U.S. Holders (as defined in the Registration Statement).

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Domestication. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ KIRKLAND & ELLIS
Kirkland & Ellis LLP